Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
FGL Holdings:

We consent to the incorporation by reference in the registration statement (No. 333‑222232) on Form S‑3 and in the registration statement (No. 333‑223085) on Form S‑8 of FGL Holdings of our report dated March 1, 2019, with respect to the consolidated balance sheets of FGL Holdings and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2018 and the period from December 1, 2017 to December 31, 2017 (Successor Company operations), the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows of Fidelity & Guaranty Life and subsidiaries for the period from October 1, 2017 to November 30, 2017, and for each of the years in the two-year period ended September 30, 2017 (Predecessor Company operations), and the related notes and financial statement schedules I to IV (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10‑K of FGL Holdings.

/s/ KPMG LLP

Des Moines, Iowa
March 1, 2019